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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                               SEPTEMBER 14, 2000


                                 MAIL.COM, INC.
             (Exact name of registrant as specified in its charter)



   DELAWARE                    000-26371                  13-3787073
(State or other         (Commission File Number)       (I.R.S. Employer
 jurisdiction of                                          I.D. No.)
 incorporation)

                             11 BROADWAY, 6TH FLOOR
                               NEW YORK, NY 10004
                    (Address of principal executive offices)



Registrant's telephone number, including area code            (212) 425-4200



                                       N/A
           Former Name or Former Address, if Changed Since Last Report
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ITEM 5.  OTHER EVENTS

         On September 13 and September 22, 2000, India.com, Inc. ("India.com"), an indirect, majority-owned subsidiary of Mail.com, Inc. ("Mail.com"), completed a private placement of an aggregate of $14.2 million of its Series A convertible preferred stock (the "Preferred Shares") to private investors, including EMC Investment Corporation, Sycamore Ventures's AsiaStar IT Fund, The Kaufmann Fund and related investors and funds affiliated with Primus Venture Partners (collectively, the "Purchasers"). The Preferred Shares represent approximately 11.0% of the outstanding capital stock of India.com, subject to adjustment as described below. The remaining capital stock of India.com is held by Mail.com and its wholly-owned subsidiary, WORLD.com, Inc.


         The holders of the Preferred Shares are entitled to non-cumulative dividends on an as-if-converted basis in an amount equal to the equivalent dividend per share declared on Class A Stock. It is not anticipated that dividends will be paid on the Class A Stock in the near future. The liquidation preference for the Preferred Shares is equal to the initial purchase price per Preferred Share, plus an amount equal to 8% per annum on such initial purchase price. After an equal aggregate payment is made to holders of India.com's common stock, the holders of Preferred Shares and the holders of India.com's common stock shall be entitled to receive all remaining distributions.

         The Preferred Shares are convertible into shares of India.com's Class A common stock (the "Class A Stock") at the initial purchase price of the Preferred Shares, subject to customary anti-dilution adjustments. The Preferred Shares conversion price will also be subject to reduction if the effective sales price in India.com's next significant third party equity financing does not represent a 33% premium to the then current conversion price. If this adjustment is triggered, Mail.com will be required to contribute to India.com the incremental shares of Class A Stock that would be issuable to the holders of Preferred Shares upon conversion as a result of the adjustment. The Preferred Shares will be automatically converted into Class A Stock upon the consent of a majority of the holders of Preferred Shares, the closing of a public offering of the Class A Stock at a specified minimum price, the trading of the Class A Stock on a major stock exchange at a specified minimum price or specified transactions involving the sale of India.com.

         The holders of Preferred Shares will vote together with the holders of Class A Stock and India.com's Class B common stock on an as-if-converted basis. The holders of Preferred Shares have customary pre-emptive rights on issuance of certain new equity securities of India.com, and the Class A Stock issued upon conversion of the Preferred Shares will be entitled to customary demand and piggyback registration rights. Sycamore Ventures has been granted the right to designate a member of India.com's board of directors for so long as it continues to hold a majority of the Preferred Shares originally issued to it and its related investors.

         Pursuant to an Exchange Agreement among Mail.com, India.com and the Purchasers, each of the Purchasers may elect to exchange the Purchaser's Preferred Shares for Mail.com's Class A common stock (the "Mail.com Common Stock") during the 60 days following the first anniversary of the sale of the Preferred Shares for a price equal to the lower of $6.00 and the closing price of Mail.com Common Stock on Nasdaq on the first anniversary, subject to a floor of $4.50 per share. Any Mail.com Common Stock issued pursuant to the Exchange Agreement will be subject to demand and piggyback registration rights.
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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


         None
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 22, 2000


                                MAIL.COM, INC.



                                By:  /s/LON OTREMBA
                                     -------------------------------
                                     Lon Otremba, President